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                                                                File No. 70-8791

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                               Amendment No. 1 to

                                    Form U-1

                             APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                          THE COLUMBIA GAS SYSTEM, INC.
                               20 Montchanin Road
                              Wilmington, DE 19807


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              (Names of company or companies filing this statement
                  and addresses of principal executive offices)

                             L.J. Bainter, Treasurer
                          The Columbia Gas System, Inc.
                               20 Montchanin Road
                              Wilmington, DE 19807


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                     (Name and address of agent for service)
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         The Application-Declaration as previously filed is hereby amended to file the exhibit listed below:

Item 6.  Exhibits and financial statements.

         (a)      Exhibits

                  A-2 Portions of The Columbia Gas System, Inc. Proxy Statement discussing the proposed adoption of the Long-Term Incentive Plan
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                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                      THE COLUMBIA GAS SYSTEM, INC.



Date: February 16, 1996               By:  /s/  L. J. Bainter
                                         ---------------------------------------
                                              L. J. Bainter, Treasurer
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EXHIBIT INDEX

         (a)      Exhibits

                  A-2 Portions of The Columbia Gas System, Inc. Proxy Statement discussing the proposed adoption of the Long-Term Incentive Plan